AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 2002

                                                        REGISTRATION NO.________


                       SECURITIES AND EXCHANGE COMMISSION


                             REGISTRATION STATEMENT
                                   ON FORM S-3

                                      UNDER
                           THE SECURITIES ACT OF 1933


                          WILMINGTON TRUST CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   51-0328154
                      (I.R.S. Employer Identification No.)

       Rodney Square North, 1100 North Market Street, Wilmington, DE 19890
                                 (302-651-1000)
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Gerard A. Chamberlain
                     Vice President and Assistant Secretary
                          Wilmington Trust Corporation
                               Rodney Square North
                            1100 North Market Street
                           Wilmington, Delaware 19890
       (Name, address, including zip code, and telephone number, including area code, of agent for service)


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.


      If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
[ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ______________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF        AMOUNT TO BE        PROPOSED MAXIMUM        AMOUNT OF
SECURITIES TO BE              REGISTERED          AGGREGATE OFFERING      REGISTRATION
REGISTERED                                        PRICE(1)                FEE(1)
Common Stock                   622,863 (2)        $ 38,829,279            $ 9,280
(Par Value $1.00 per
share)

Common Stock                   102,137 (2)           6,367,221              1,522
(Par Value $1.00 per
share)
                              --------            ------------            --------
Total                          725,000            $ 45,196,500            $10,802
                              ========            ============            ========



(1) Estimated solely for the purpose of determining the registration fee, calculated on the basis of the proposed aggregated maximum offering price of the common stock; based on the average of the high and low sales prices of the Corporation's common stock on the New York Stock Exchange on January 2, 2002. Registration fee is calculated pursuant to Rule 457
      (c).

(2) Pursuant to Rule 416 under the Securities Act, also includes an indeterminate number of additional shares of common stock that may become issuable upon exercise of options to purchase 129,687 shares of common stock as a result of anti-dilution provisions contained or that may be contained in the options. These additional shares are not included in the above table.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                          WILMINGTON TRUST CORPORATION

                         725,000 SHARES OF COMMON STOCK


The Selling Shareholders listed on page 6 below hold 141,489 shares of Wilmington Trust Corporation ("Wilmington Trust") common stock, rights to acquire up to an additional 453,824 shares and options to acquire 27,550 shares issued or to be issued in transactions not required to be registered with the SEC. This Prospectus covers the resale by the Selling Shareholders of those shares. This prospectus also covers the possible grant of options under our 1999 Long-Term Incentive Plan to other individuals who are not our full-time employees or directors.

      Wilmington Trust owns Wilmington Trust Company, the largest full-service bank in Delaware and one of the nation's largest personal trust companies. We also own two other financial institutions, Wilmington Trust of Pennsylvania and Wilmington Trust FSB, a fourth subsidiary, WT Investments, Inc., that holds investments in four asset management firms and another, Rodney Square Management Corporation, that is a registered investment adviser. At September 30, 2001, we and our affiliates had $34.74 billion in assets under management. Our subsidiaries also provide investment advice, sell securities and insurance products and related activities.

      Our principal executive office is at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. Our telephone number is (302) 651-1000. Our common stock is listed on the New York Stock Exchange under the trading symbol "WL."

      See the caption "Risk Factors" on pages 2 and 3 for a description of risks associated with this offering. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      No one, including any salesman or broker, is authorized to provide oral or written information about this offering not included in this Prospectus.


January 4, 2002

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Risk Factors                                                                  2
Where You Can Find More Information                                           4
Incorporation of Certain Documents by Reference                               4
Use of Proceeds                                                               5
Selling Shareholders                                                          5
Plan of Distribution                                                          7
1999 Long-Term Incentive Plan                                                 9
Legal Matters                                                                12
Experts                                                                      12


                                  RISK FACTORS

      You should carefully consider the following risks before deciding whether to buy our stock. The risks described below are not the only ones we face. Additional risks we do not yet know or that we currently think are immaterial could also impair our business, operating results or financial condition. The trading price of our stock could decline due to any of these risks, and you could lose part or all of your investment. You also should review documents we have filed with the SEC, in particular our Annual Report on Form 10-K for the most recent fiscal year, which identifies important risk factors for us.

1. Principal Interest Rate and Credit Risks Associated with Consumer and Commercial Lending.

      Our banks offer fixed and adjustable interest rates on loans, with terms of up to 30 years. Although the majority of residential mortgage loans our banks originate are fixed-rate, adjustable rate mortgage ("ARM") loans increase the responsiveness of our loan portfolios to changes in market interest rates. However, since they are more responsive to changes in market interest rates than fixed-rate loans, ARM loans increase the possibility of delinquencies in periods of high interest rates.

      We also originate loans secured by mortgages on commercial real estate and multi-family residential real estate. Since these loans usually are larger than one-to-four family residential mortgage loans, they generally involve greater risks than one-to-four family residential mortgage loans. In addition, since customers ability to repay these loans often is dependent on operating and managing those properties successfully, adverse conditions in the real estate market or the economy generally can impact repayment more severely than loan secured by one-to-four family residential properties. Moreover, the commercial real estate business is subject to downturns, overbuilding and local economic conditions.

      We also make construction loans for residences and commercial buildings, as well as on unimproved property. While these loans also enable us to increase the interest rate sensitivity of our loan portfolios and receive higher yields than those obtainable on permanent residential mortgage loans, the higher yields correspond to higher risks perceived to be associated with construction lending. These include risks associated generally with loans on the type of property securing the loan. Moreover, commercial construction lending often involves disbursing substantial funds with repayment dependent largely on the success of the ultimate project instead of the borrower's or guarantor's ability to repay. Again, adverse conditions in the real estate market or the economy generally can impact repayment more severely than loans secured by one-to-four family residential properties.

      In the event of continued slowing of economic conditions or deterioration in commercial and real estate markets, we would expect increased nonperforming assets, credit losses and provisions for loan losses.

2.    Increasing Competition for Deposits, Loans and Assets Under Management.

      We compete for deposits, loans and assets under management. Many of our competitors are larger and have greater financial resources than we do. Savings banks, savings and loan associations and commercial banks in our principal market areas historically have provided the most direct competition for deposits. Dealers in government securities and deposit brokers also provide competition for deposits. Savings banks, savings and loan associations, commercial banks, mortgage banking companies, insurance companies and other institutional leaders provide our principal competition for loans. This competition can increase the rates we pay to attract deposits and reduce the interest rates we can charge on loans, and impact our ability to retain existing customers and attract new customers.

      Banks, trust companies, investment advisers, mutual fund companies and insurance companies provide our principal competition for trust and asset management business. In addition, a significant portion of the fee income we earn in our trust and asset management business is based on market valuations of securities we hold for clients, and accordingly downturns in those valuations can adversely affect that fee income.

3.    Regulatory Restrictions.

      We are subject to a variety of regulatory restrictions in conducting our business by Federal and state authorities. These include restrictions imposed by the Bank Holding Company Act, the Federal Deposit Insurance Act, the Federal Reserve Act, the Home Owners' Loan Act and a variety of Federal and state consumer protection laws.

4.    Certain Anti-Takeover Provisions.

      Certain provisions of our certificate of incorporation, bylaws and Delaware's General Corporation Law could discourage potential acquisition proposals or delay or prevent a change in control of Wilmington Trust. Those provisions include staggered classes of our Board of Directors, special provisions for notice to us for shareholders to make nominations for director and our authorization to issue up to 1 million shares of preferred stock and 150 million shares of common stock. These authorized but unissued shares provide us desirable flexibility for possible acquisitions and other corporate purposes, but could also delay or hinder an unsolicited acquisition of Wilmington Trust.


                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-3 under the Securities Act of 1933 relating to the securities offered hereby with the SEC in Washington, D.C. This Prospectus does not contain all of the information included in that registration statement and its exhibits. Certain of our financial and other information is contained in the documents indicated below under the caption "Incorporation of Certain Documents by Reference." That information is not presented in this Prospectus or delivered with it. For further information with respect to us and the securities offered by this Prospectus, we refer you to the registration statement and its exhibits.

      Statements contained in this Prospectus regarding the contents of any contract or other document referred to may not necessarily be complete. In each instance, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by that reference.

      You may inspect a copy of the registration statement without charge or obtain a copy from the SEC upon payment of fees the SEC prescribes at the public reference facilities the SEC maintains in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

      We are subject to the informational requirements of the Securities Exchange Act of 1934. We file periodic reports, proxy statements and other information with the SEC. You may inspect or copy these reports, proxy statements and other information at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of documents obtained at the SEC's public reference section will be at prescribed rates. You also may obtain copies of these reports by reference to Wilmington Trust Corporation on the SEC's Worldwide Web page (http://www.sec.gov).


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which we have filed with the SEC, are incorporated in this Prospectus by reference:

      1.    Annual Report on Form 10-K for the year ended December 31, 2000;

      2. Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2001;

      3. The description of our common stock contained on pages 27 through 29 of the proxy statement of Wilmington Trust Company dated March 25, 1991; and


      4. The description of our preferred stock purchase rights contained in the Registration Statement on Form 8-A filed on January 28, 1995.


      All reports and other documents we subsequently file pursuant to Sections 12, 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to filing a post-effective amendment that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, are deemed to be incorporated by reference in and to be a part of this prospectus from the date of filing those reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, the registration statement or any other document subsequently filed that also is or is deemed incorporated by reference in this prospectus modifies or supersedes that statement.

      We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. We will not provide exhibits to those documents, unless those exhibits are specifically incorporated by reference into the information this prospectus incorporates. Requests for those documents should be directed to:
Wilmington Trust Corporation, Rodney Square North, 1100 Market Street, Wilmington, DE 19890, Attention: Gerard A. Chamberlain, Vice President and Assistant Secretary. Mr. Chamberlain's telephone number is (302) 651-1268.


                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of any shares by the Selling Shareholders. However, we will receive proceeds upon the exercise of options if the options are exercised and the exercise price is paid in cash, and will use those proceeds for working capital. We will pay the costs associated with registering the shares and the shares underlying the options this registration statement covers under the Securities Act and the costs of preparing this prospectus.


                              SELLING SHAREHOLDERS

      The following list sets forth the names of the Selling Shareholders, the number of shares of our common stock each owned at January 2, 2002 and the number of shares they may offer for resale by this prospectus.

      Pursuant to Rule 416 under the Securities Act, certain Selling Shareholders also may offer and sell an indeterminate number of additional shares of common stock that may become issuable upon exercise of options they own (the "Selling Shareholder Options") as a result of anti-dilution provisions contained in the Selling Shareholder Options. Those additional shares are not reflected in the following table.


                            SHARES BENEFICIALLY                   SHARES BENEFICIALLY
NAME OF SELLING                OWNED PRIOR TO     SHARES BEING        OWNED AFTER
SHAREHOLDER                    OFFERING(1)(2)     OFFERED(1)(2)       OFFERING(3)
-----------                    --------------     -------------       -----------
Jeffrey P. Adams                  47,856 (1)         47,856 (1)               0
Robert M. Balentine              364,942 (1)        364,942 (1)               0
The 1999 Balentine Family
Trust                             40,549 (1)         40,549 (1)               0
The Robert M. Balentine
Insurance Trust                   16,370 (1)         16,370 (1)               0
Brian C. Beh                       2,000 (2)          2,000                   0
Anthony H. Browne                    500 (2)            500                   0
Kevin M. Chin                      1,400 (2)            700                 700
William R. Cline                   1,400 (2)            700                 700
H. Stewart Dunn, Jr.              19,333 (2)          4,000              15,333
Shannon E. Eusey                   1,000 (2)          1,000                   0
Fred M. Filoon                     1,150 (2)            450                 700
Christopher S. Fox                   700 (2)            700                   0
Wesley A. French                  17,973 (1)         17,973 (1)               0
Scott L. Geller                    1,400 (2)            700                 700
Kathryn E. Hayden                  1,000 (2)          1,000                   0
Christopher Jackson                  700 (2)            700                   0
David Jennings                       700 (2)            700                   0
David C. Kahn                      1,500 (2)          1,500                   0
Lena Khatcherian                   1,400 (2)            700                 700
Carlos Leal                          700 (2)            700                   0
Alfred J. Lockwood                 1,500 (2)          1,500                   0
Michael J. Marrone                 1,400 (2)            700                 700
Gary B. Martin                    11,978 (1)         11,978 (1)               0
Brian L. Massey                    1,500 (2)          1,500                   0
Clare N. McTernan                  1,500 (2)          1,500                   0
Maurry Myar                          700 (2)            700                 700
Michael A. Prober                  1,400 (2)            700                   0
Robert E. Reiser, Jr.             28,519 (1)         28,519 (1)               0
William R. Richards, Jr.           1,000 (2)          1,000                   0
B. Clayton Rolader                61,374 (1)         61,374 (1)               0
Scott L. Scher                     1,400 (2)            700                 700
Edward M. Shipe                    1,500 (2)          1,500                   0
Adam Starr                           700 (2)            700                   0

Linda K. White                     1,000 (2)          1,000                   0
Michael E. Wolf                    5,749 (1)          5,749 (1)               0



      Messrs. Chin, Cline, Filoon, Fox, Geller, Jackson, Jennings, Leal, Marrone, Massey, Myar, Prober, Scher and Starr and Ms. Khatcherian and McTernan are employees of Cramer Rosenthal McGlynn, LLC, ("CRM"). Messrs. Beh, Browne, Eusey, Hayden, Kahn, Lockwood, Richards, Shipe and White are employees of Roxbury Capital Management, LLC ("Roxbury"). Messrs. Adams, Balentine, French, Martin, Reiser, Rolader and Wolf are employees of Balentine Delaware Holdings, LLC ("BC"), and Mr. Balentine is anticipated to be appointed an executive officer of Wilmington Trust FSB. Each of CRM, Roxbury and BC is an affiliate of ours. Mr. Dunn is a former director of Wilmington Trust.


----------

(1) Reflects our estimate of the maximum number of shares of our stock issuable to each individual over five years in our acquisition of a majority interest in BC on January 2, 2002.

(2) Includes Selling Shareholder Options for: (a) 4,000 shares of our common stock with respect to Mr. Dunn; (b) 2,000 shares of our common stock with respect to Mr. Beh; (c) 1,500 shares of our common stock with respect to each of Messrs. Kahn, Lockwood, Massey and Shipe and Ms. McTernan; (d) 1,000 shares of our common stock with respect to each of Mr. Richards and Ms. Eusey, Hayden and White; (e) 700 shares of our common stock with respect for each of Messrs. Chin, Cline, Fox, Geller, Jackson, Jennings, Leal, Marrone, Myar, Prober, Scher and Starr and Ms. Khatcherian; (f) 500 shares of our common stock with respect to Mr. Browne; and (g) 450 shares of our common stock with respect to Mr. Filoon. The Selling Shareholders can convert each option into one share of our common stock. The exercise price per share of each of those options other than Mr. Dunn's is $52.0625; the exercise price per share for Mr. Dunn's options is $62.75. The options other than Mr. Dunn's may be exercised beginning three years after grant and until ten years after grant; Mr. Dunn's options may be exercised from grant until three years after grant. The number of shares of common stock issuable on exercise of those options and the exercise price per share may be adjusted in certain circumstances.

(3) Assumes the sale of all shares underlying the Selling Shareholder Options. None of the Selling Shareholders will own more than one percent of our stock after this offering.


                              PLAN OF DISTRIBUTION

      The Selling Shareholders and their pledgees, donees and transferees or other successors in interest may transfer the shares this prospectus covers, directly to one or more purchasers (including pledgees) or through brokers or dealers who may act solely as agents or may acquire the shares as principals, at market prices prevailing at the time of sale, prices related to those prevailing market prices, negotiated prices or fixed prices, which may be changed.

      The shares may be transferred in one or more of the following methods:

            1. Ordinary brokers' transactions, which may include long or short sales;

            2. Purchases by brokers or dealers as principal and resale by those purchasers for their own accounts pursuant to this prospectus;

            3. "At the market" to or through market makers or into an existing market for our common stock; or

            4. In other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents.

      In addition, the Selling Shareholders or their successors in interest may enter into hedging transactions with broker-dealers, who may engage in short sales of shares of our common stock in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders, or their successors in interest, may also enter into option or other transactions with broker-dealers that require delivery by those broker-dealers of shares, which then may be resold pursuant to this prospectus.

      In addition, the Selling Shareholders may, from time to time, sell short our common stock. In those instances, this prospectus may be delivered in connection with those short sales and the shares may be used to cover those short sales. Any or all of the sales or other transactions involving the shares described above, whether effected by the Selling Shareholders, any broker-dealer or others, may be made pursuant to this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

      From time to time, the Selling Shareholders may transfer, pledge, donate or assign their shares to lenders, family members and others. Each of those persons, upon acquiring the shares, will be deemed to be a "Selling Shareholder" for purposes of this prospectus. The plan of distribution for shares sold through this prospectus will remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholders under this prospectus. If we are notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares of our stock, we will file a supplement to this prospectus.

      Brokers, dealers or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the shares for whom those broker-dealers act as agent, or to whom they may sell as principal or both. That compensation to a particular broker-dealer may be less than or in excess of customary commissions. The Selling Shareholders and any broker-dealers who act in connection with the sale of those shares may be deemed to be "underwriters" under the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any Selling Shareholder can presently estimate the amount of that compensation. We know of no existing arrangements between any Selling Shareholder and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares covered by this prospectus.

      Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in distributing shares may not simultaneously engage in market making activities with respect to our common stock for one business day before commencement of that distribution and ending on that person's completion of participation in the distribution, subject to certain exceptions for passive market-making transactions. In addition, the Selling Shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and that may limit the timing of purchases and sales of our stock by the Selling Shareholders.

      When a particular offer of shares is made, to the extent required we will distribute a supplemental prospectus that sets forth the number of shares being offered and the terms of the offering, including the name or names of the Selling Shareholders and any dealers or agents, the purchase price paid for the shares and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

      To comply with the securities laws of certain states, if applicable, the shares covered by the Registration Statement may be sold in those jurisdictions only through registered or licensed brokers or dealers.


                          1999 LONG-TERM INCENTIVE PLAN

      We also may grant additional options to purchase up to 102,137 shares of our common stock in the future to certain of our Selling Shareholders and to other individuals who are not our full-time employees. If granted, these additional options would be granted under our 1999 Long-Term Incentive Plan and its successors. Participants in the plan are those officers, key employees and consultants of Wilmington Trust or our subsidiaries or affiliates our Compensation Committee, comprised solely of non-employee directors, or our Select Committee, comprised of our two employee directors, designate from time to time. The following is a summary of the material provisions of that plan, and is qualified in its entirety by reference to the complete text of that plan.

      Administration

      The Compensation Committee and the Select Committee currently administer the Long-Term Incentive Plan. The Compensation Committee and the Select Committee are elected annually and, within the plan's limits, either of them can:

            - Determine the individuals who are eligible for and granted awards under the plan and the amount and type of awards;

            -     Establish rules and guidelines relating to the plan;

            - Establish, modify and determine terms and conditions of awards; and

            - Take other actions that may be necessary for the plan's proper administration.

All of these actions by the Compensation Committee or the Select Committee are final and binding.

      The Long-Term Incentive Plan is not qualified under Section 401(a) of the Internal Revenue Code.

      Additional Option Terms

      Additional Options granted under the Long-Term Incentive Plan to individuals other than full-time employees of us or our subsidiaries will be nonstatutory stock options. Options are contractual rights entitling the person who receives the option to purchase a stated number of shares of our common stock at a price typically established at the time the option is granted. Each option will be evidenced by a written agreement between us and the optionee, stating the number of shares subject to the option and the exercise price per share. The exercise price per share for any additional options will not be less than 100% of the fair market value per share of our common stock on the date the option is granted.

      The exercise price for each additional option will be payable in cash, unless the option agreement provides for another form of payment, such as delivery of previously-acquired shares of our common stock equal in value to the exercise price.

      Additional options will not be transferable or assignable by the optionee other than by will or the laws of descent and distribution or, in certain circumstances, pursuant to a qualified domestic relations order, and are exercisable during an optionee's lifetime only by the optionee.

      The common stock to be issued upon exercise of additional options will be authorized and unissued shares or issued shares we have reacquired and hold in treasury.

      Termination of Employment

      Under the Long-Term Incentive Plan, unless the Compensation Committee or the Select Committee determines otherwise, an optionee's options expire (1) on the termination of the optionee's employment for any reason other than the optionee's retirement, disability or death or (2) the earlier of (a) three years after the date of the optionee's retirement, disability or death or (b) the scheduled expiration date of the options.

      Adjustments Upon Changes in Common Stock

      In the event of a reorganization, reclassification, recapitalization, stock dividend or stock split of our common stock or combination or other change in our capitalization, to prevent the dilution or enlargement of rights under awards, the Compensation Committee will make adjustments it deems appropriate in the number of shares authorized to be issued under the Long-Term Incentive Plan and the terms of outstanding awards. As a result of these anti-dilution provisions, pursuant to Rule 416 under the Securities Act, optionees also may offer and sell an indeterminate number of additional shares of common stock that may become exercisable upon exercise of additional options.

      Amendment and Termination

      Subject to the Board's right to terminate the Long-Term Incentive Plan earlier, the plan will terminate on May 11, 2003. The Board may alter or amend the plan at any time, but it generally may not, without the approval of our stockholders, make any alteration or amendment to the plan if stockholder approval would be required to maintain the plan's compliance with SEC Rule 16b-3. No amendment of the plan will affect or impair the rights of an optionee with respect to an award previously granted without the participant's consent. Termination of the plan will not affect awards previously granted.

      Change in Control

      Upon a change in control of Wilmington Trust, all options granted under the Long-Term Incentive Plan will become exercisable immediately. A change in control includes:

            1. A consolidation or merger of Wilmington Trust Company or us with a third party;

            2. A transfer of substantially all of Wilmington Trust Company's or our assets to a third party or a complete liquidation or dissolution of us or Wilmington Trust Company;

            3. A third party acquires any combination of beneficial ownership of and voting proxies for more that 15% of Wilmington Trust Company's or our voting stock or the ability to control the election of Wilmington Trust Company's or our directors or the management or policies of Wilmington Trust Company or us;

            4. The persons serving as our directors as of February 29, 1996, and those replacements or additions subsequently nominated by that Board of Directors or by persons nominated by them or their nominees, are no longer at least a majority of our Board; or

            5. A regulatory agency determines that a change in control of us has occurred.

      Certain Federal Income Tax Consequences

      The Federal income tax consequences to an optionee generally are as set forth below. However, each optionee is urged to consult his or her personal tax advisor with respect to the application of Federal income tax laws to his or her personal circumstances, changes in those laws and the possible effects of state and other taxes.

      An optionee generally does not recognize taxable income upon the grant of a nonstatutory stock option. However, upon exercise of that option, the optionee will recognize ordinary income equal to the amount by which the fair market value of the common stock acquired upon exercise exceeds the exercise price.

      If the optionee later sells that common stock, the difference between the amount realized on the sale and the optionee's tax basis in that stock (generally, the sum of the exercise price plus the amount of any ordinary income recognized upon exercise) will be taxed as short-term or long-term capital gain or loss, depending on how long the optionee held the stock.

      Exercises Using Common Stock

      The Long-Term Incentive Plan permits optionees, with the Compensation Committee's approval, to pay the exercise price of an option by delivering to us shares of our common stock. In general, the Federal income tax consequences of the exercise of a nonstatutory stock option described above are not altered by using previously-acquired shares of common stock to pay the exercise price. An optionee who exercises an option in this manner will not recognize capital gain with respect to the shares of common stock delivered in payment of the exercise price.

      Other Tax Consequences

      An optionee's employer will be entitled to a deduction for Federal income tax purposes in the year in which the optionee recognizes ordinary income with respect to the exercise of a nonstatutory stock option. The deduction will equal the amount the optionee recognizes as ordinary income.

      The employer may satisfy applicable withholding tax obligations that arise by withholding appropriate amounts from the optionee or by requiring the optionee to remit sufficient amounts of tax to it.


                                  LEGAL MATTERS

      One of our lawyers, Gerard A. Chamberlain, Esquire, will issue an opinion about the legality of the shares covered by this prospectus for us and the Selling Shareholders. Mr. Chamberlain owns Wilmington Trust stock or options for Wilmington Trust Stock with an aggregate market value in excess of $50,000.


                                     EXPERTS

      The consolidated financial statements of the Corporation and its subsidiaries incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report dated January 26, 2001 accompanying those financial statements incorporated by reference in that Form 10-K and are incorporated by reference in this registration statement in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the expenses we expect to incur in connection with the sale and distribution of the shares of common stock being registered hereby. With the exception of the registration fee, all amounts shown are estimates.

      Securities and Exchange Commission Registration Fee.............  $ 10,802
      New York Stock Exchange Listing Fee.............................     3,500
      Accounting Fees and Expenses....................................  $  5,000
      Legal Expenses..................................................  $  1,000
                                                                        --------
             Total....................................................  $ 20,302
                                                                        ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Our Restated Certificate of Incorporation provides that a director will not be liable to Wilmington Trust or its stockholders for monetary damages for breach of fiduciary duty as a director, unless that limitation on liability is not permitted under Delaware's General Corporation Law. Our Bylaws provide that we will indemnify a person threatened to be made a party or otherwise involved in any proceeding because he or she is or was our director or officer, or is or was serving at our written request as a director, officer, employee or agent of another entity, against liability that person suffers and expenses that person incurs. We must indemnify a person in connection with a proceeding that person initiates only if our Board of Directors authorized that proceeding.

      Section 145 of Delaware's General Corporation Law provides that a corporation may indemnify its officers, directors, employees and agents (or persons who served, at the corporation's request, as officers, directors, employees or agents of another corporation) against expenses they incur in defending any action as a result of being a director, officer, employee or agent if that person acted in good faith and in a manner reasonably believed to be in or not opposed to the corporation's best interests. In the case of any criminal action or proceeding, the individual must have had no reason to believe his conduct was unlawful.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                                     DESCRIPTION
------                                     -----------
 5                Opinion of Gerard A. Chamberlain, Esquire.
23.1              Consent of Ernst & Young, LLP.
23.2              Consent of Gerard A. Chamberlain, Esquire (included in Exhibit 5).
24                Power of Attorney (included on signature page).


ITEM 17.       UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                        (iii) To include any material information with respect
                              to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 and that are incorporated by reference in the registration statement,.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Wilmington, Delaware on January 4, 2002.


                                       WILMINGTON TRUST CORPORATION



                                       BY:  /s/ Ted T. Cecala
                                          --------------------------------------
                                            Chairman of the Board,
                                            Chief Executive Officer and Director

                                            (Principal Executive Officer)


                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. DiGregorio and/or Gerard A. Chamberlain his or her true and lawful attorney(s)-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that those attorney(s)-in-fact and agent(s), or his or their substitutes, may lawfully do or cause to be done by virtue hereof.


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        SIGNATURE                             TITLE                        DATE
        ---------                             -----                        ----
/s/ Ted T. Cecala               Chairman of the Board,               January 4, 2002
---------------------------     Chief Executive Officer
Ted T. Cecala                   and Director
                                (Principal Executive Officer)

/s/ Robert V. A. Harra, Jr.     President, Chief Operating           January 4, 2002
---------------------------     Officer, Treasurer and
Robert V.A. Harra, Jr.          Director


/s/ David R. Gibson             Senior Vice President and            January 4, 2002
---------------------------     Chief Financial Officer
David R. Gibson                 (Principal Financial Officer and
                                Principal Accounting Officer)


/s/ Gerald F. Sopp              Vice President and Controller        January 4, 2002
---------------------------     (Principal Accounting Officer)
Gerald F. Sopp


                                Director                             January 4, 2002
---------------------------
Carolyn S. Burger


/s/ Richard R. Collins          Director                             January 4, 2002
---------------------------
Richard R. Collins


                                Director                             January 4, 2002
---------------------------
Charles S. Crompton, Jr.


/s/ Edward B. duPont            Director                             January 4, 2002
---------------------------
Edward B. duPont


/s/ R. Keith Elliott            Director                             January 4, 2002
---------------------------
R. Keith Elliott


/s/ Rex L. Mears                Director                             January 4, 2002
---------------------------
Rex L. Mears


/s/ Hugh E. Miller              Director                             January 4, 2002
---------------------------
Hugh E. Miller

/s/ Stacey J. Mobley            Director                             January 4, 2002
---------------------------
Stacey J. Mobley


/s/ Leonard W. Quill            Director                             January 4, 2002
---------------------------
Leonard W. Quill


/s/ David P. Roselle            Director                             January 4, 2002
---------------------------
David P. Roselle


/s/ H. Rodney Sharp, III        Director                             January 4, 2002
---------------------------
H. Rodney Sharp, III


/s/ Thomas P. Sweeney           Director                             January 4, 2002
---------------------------
Thomas P. Sweeney


/s/ Robert W. Tunnell, Jr.      Director                             January 4, 2002
---------------------------
Robert W. Tunnell, Jr.